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                                                                    Exhibit 15.1





March 13, 1997

Orion Capital Corporation
600 Fifth Avenue
New York, New York

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants of the unaudited interim financial information of Orion Capital Corporation and subsidiaries for the periods ended March 31, 1996 and 1995, June 30, 1996 and 1995, and September 30, 1996 and
1995, as indicated in our reports dated April 29, 1996, July 24, 1996 and October 23, 1996, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996, are being incorporated by reference in Amendment No. 1 to Registration Statement No. 333-21205 on Form S-4.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP


Hartford, Connecticut